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                                    EXHIBIT 5
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                          OPINION OF BAKER & HOSTETLER



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                                                   June 11, 1996



State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43216

Gentlemen:

         We are acting as counsel to State Auto Financial Corporation, an Ohio corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 400,000 additional common shares, without par value, of the Company (the "Shares") for offer and sale pursuant to the Company's 1991 Employee Stock Purchase and Dividend Reinvestment Plan, as amended (the "Plan").

         In connection therewith, we have examined the Company's Amended and Restated Articles of Incorporation, as amended, the Company's Amended and Restated Code of Regulations, and the records, as exhibited to us, of the corporate proceedings of the Company; the stock records of the Company, as exhibited to us; certificates of officers of the Company; a copy of the Plan; and such other documents and records as we considered necessary for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

                  (1) The Company is a corporation validly existing under the laws of Ohio; and

                  (2) The Shares have been duly authorized and, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                         Very truly yours,


                                                         /s/ Baker & Hostetler

                                                         BAKER & HOSTETLER